Exhibit 23.4

Consent of Lobo de Rizzo Advogados

February 4, 2020

Ladies and Gentlemen:

We hereby consent to the reference to our name by Afya Limited (the “Company”) under the headings “Legal Matters” and “Enforceability of Civil Liabilities” and elsewhere in the prospectus included in the registration statement on Form F-1 of the Company, and any amendments thereto.

Very truly yours,

/s/ Paula Magalhães
Lobo de Rizzo Advogados